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                                                                   Exhibit 10.27

                     AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT

This Amendment No. 2 to Employment Agreement (this "Second Amended Agreement") is made as of July 1, 2002 by and between Daou Systems, Inc., a Delaware corporation ("Employer"), and Neil Cassidy ("Employee").

                                    RECITALS

A. Pursuant to Section 3 of the Employment Agreement dated October 2, 2000, between Employer and Employee ( the "Employment Agreement"), Employee is entitled to certain "Compensation";

B. Pursuant to Section 7.2 of the Employment Agreement, Employee is entitled to certain severance benefits in the event of a Change in Control Termination as that term is defined in the Employment Agreement.

C. By this Second Amended Agreement and according to its terms, Employer and Employee agree to amend and revise the provisions of Section 3 and Section 7.2 of the Employment Agreement. In all other respects, the Employment Agreement, along with any prior amendments, remains in full force and effect.

                                    AGREEMENT

1. Section 3 Amendment. Section 3 of the Employment Agreement is amended and revised to include the following:

   3.1 Salary. Employee will be paid an annual salary of Two Hundred Thousand Dollars ($200,000) (the "Salary"), less any applicable taxes or other payroll deductions. The Salary will be payable in equal periodic installments according to Employer's customary payroll practices. Any adjustment to the Salary is at the sole discretion of Employer.

   3.3 Additional Compensation. As additional compensation for the services rendered by Employee pursuant to this Agreement, Employee is eligible for an annual bonus in accordance with Employer's Incentive Compensation Plan (the "Additional Compensation") that will be created on behalf of the Company's executive officers no later than December 31, 2002. The parties currently anticipate that the Additional Compensation plan will provide for payment as bonus a percentage of Salary upon achievement of stated Employee and Company goals. In order to be eligible for the Additional Compensation, Employee shall be employed by Employer on the date that the Additional Compensation, if any, is customarily distributed by Employer.

           Signature Page to Amendment No. 2 to Employment Agreement,
                        Executed as of December 16, 2002,
               to be Effective as of the Date First Written Above

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2.   Section 7.2 Amendment. Section 7.2 of the Agreement is clarified as follows:

     7.2 Termination of Employee without Cause or Resignation by Employee for Good Reason following a Change in Control. In the event of a Change in Control Termination (as defined below), Employee will receive any earned portion of Salary and accrued but unused vacation through the Termination Date and severance payments in an aggregate amount equal to (a) the Salary plus (b) an amount equal to the Additional Compensation, if any, paid to Employee during the twelve (12) month period preceding the Termination Date. All payments will be less applicable state and federal taxes and/or other payroll deductions. Any severance payments will be paid in a lump sum within 45 days of termination. Further, if Employee elects to continue insurance coverage as afforded to Employee according to COBRA, Employer (or its successor) will reimburse Employee the amount of the premiums incurred by Employee during the period beginning on the Termination Date and for twelve (12) months following the Termination Date. Nothing in this Agreement will extend Employee's COBRA period beyond the period allowed under COBRA, nor is the Company assuming any responsibility that Employee has for formally electing to continue coverage.

     7.2 (d) Resignation by Employee for Good Reason. Employee shall have the right to terminate his employment with Employer, and such termination shall, for purposes of this Agreement, be considered a resignation by Employee for "Good Reason" if Employer: (i) changes Employee's position and title from Executive Vice President and Chief Financial Officer to a title and position of decreased responsibility or salary; or (ii) Employee's place of employment is located more than 50 miles from the current corporate location in Exton, Pennsylvania; or
(iii) any failure by Employer to pay Employee's Compensation in a timely manner; and (iv) Employer does not remedy the circumstances giving rise to Good Reason in a manner which is reasonably satisfactory to Employee within thirty (30) day's of Employer's receipt of such written notice. Employee's resignation will not be for Good Reason unless Employee communicates to Employer in writing his intent to resign for Good Reason.

3.   Miscellaneous.

     3.1 Entire Agreement; Amendments. This Second Amended Agreement and the Employment Agreement, along with any prior amendments, by and between Employer and Employee, contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, between the parties to this Second Amended Agreement with respect to the subject matter of this Second Amended Agreement. This Second Amended Agreement may not be amended orally, but only by an agreement in writing signed by the parties.

           Signature Page to Amendment No. 2 to Employment Agreement,
                        Executed as of December 16, 2002,
               to be Effective as of the Date First Written Above

                                       2

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     3.2 Governing Law. This Amended Agreement will be governed by the laws of the Commonwealth of Pennsylvania without regard to conflicts of laws principles.

     3.3 Drafting Ambiguities. Each party to this Second Amended Agreement has had an opportunity to consult with counsel regarding this Second Amended Agreement and its covenants. The rule of construction that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Second Amended Agreement or any of the amendments to this Second Amended Agreement.

     3.4 Section Headings, Construction. The section headings in this Second Amended Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "section" or "sections" refer to the corresponding section or sections of this Second Amended Agreement unless otherwise specified. All words used in this Second Amended Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

     3.5 Severability. If any provision of this Second Amended Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Second Amended Agreement will remain in full force and effect. Any provision of this Second Amended Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

     3.6 Counterparts. This Second Amended Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Second Amended Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

EMPLOYER:                                        EMPLOYEE:

Daou Systems, Inc.

/s/ Daniel J. Malcolm                            By:  /s/ Neil Cassidy
--------------------------------                     ---------------------------
By: Daniel J. Malcolm                            Neil Cassidy
Its: President, Chief Executive Officer

           Signature Page to Amendment No. 2 to Employment Agreement,
                        Executed as of December 16, 2002,
               to be Effective as of the Date First Written Above

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